Exhibit 99.3
Item 8. Financial Statements and Supplementary Data
The following consolidated financial statements are filed as a part of this report:

Page in this
Index to Consolidated Financial Statements	Report
Report of Independent Registered Public Accounting Firm	2
Consolidated Balance Sheets as of April 30, 2008 and 2007 (restated)	3
Consolidated Statements of Operations for each of the three years ended April 30, 2008, 2007 (restated), and 2006 (restated)	4
Consolidated Statements of Cash Flows for each of the three years ended April 30, 2008, 2007 (restated), and 2006 (restated)	5
Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) for each of the three years ended April 30, 2008, 2007 (restated), and 2006 (restated)	6
Notes to Consolidated Financial Statements	7
Financial Statement Schedule
Schedule II Valuation and Qualifying Accounts	40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Flow International Corporation
Kent, Washington
     We have audited the accompanying consolidated balance sheets of Flow International Corporation and subsidiaries (the “Company”) as of April 30, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended April 30, 2008. Our audits also included the financial statement schedule included in Item 8 of this 8-K. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
As described in Note 1 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, effective May, 1, 2006.
As discussed in Note 20, the accompanying 2006 and 2007 consolidated financial statements have been restated.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of April 30, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated July 10, 2008, expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
July 10, 2008 (September 22, 2008 as to Notes 16 and 19)

FLOW INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	April 30,
		2007
		(Restated, See
	2008	Note 20)
	(In thousands,
	except share amounts)
ASSETS:
Current Assets:
Cash and Cash Equivalents	$29,099	$38,288
Restricted Cash	142	—
Short-term Investments	—	750
Receivables, net	33,632	27,329
Inventories	29,339	26,593
Deferred Income Taxes, net	2,889	44
Deferred Acquisition Costs	7,953	—
Other Current Assets	6,456	7,191

Total Current Assets	109,510	100,195
Property and Equipment, net	18,790	15,459
Intangible Assets, net	4,062	3,767
Goodwill	2,764	2,764
Deferred Income Taxes, net	15,535	305
Other Assets	494	682

	$151,155	$123,172

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:
Notes Payable	$1,118	$6,366
Current Portion of Long-Term Obligations	977	822
Accounts Payable	19,516	17,715
Accrued Payroll and Related Liabilities	8,189	6,239
Taxes Payable and Other Accrued Taxes	3,617	2,542
Deferred Income Taxes	686	257
Deferred Revenue	4,980	5,136
Customer Deposits	4,549	5,791
Other Accrued Liabilities	9,753	12,219

Total Current Liabilities	53,385	57,087
Long-Term Obligations, net	2,333	2,779
Deferred Income Taxes	7,787	1,371
Other Long-Term Liabilities	1,586	711

	65,091	61,948

Commitments and Contingencies (Note 9)
Shareholders’ Equity:
Series A 8% Convertible Preferred Stock — $.01 par value, 1,000,000 shares authorized, none issued	—	—

Common Stock — $.01 par value, 49,000,000 shares authorized, 37,589,787 and 37,268,037 shares issued and outstanding at April 30, 2008 and 2007, respectively	371	367
Capital in Excess of Par	139,007	139,207
Accumulated Deficit	(47,584)	(69,395)
Accumulated Other Comprehensive Loss:
Defined Benefit Plan Obligation, net of income tax of $93 and $67	(280)	(201)
Cumulative Translation Adjustment, net of income tax of $764 and $0	(5,450)	(8,754)

Total Shareholders’ Equity	86,064	61,224

	$151,155	$123,172

The accompanying notes are an integral part of these consolidated financial statements.

FLOW INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended April 30,
		2007	2006
		(Restated,	(Restated,
	2008	See Note 20)	See Note 20)
	(In thousands, except per share amounts)
Sales	$244,259	$213,435	$202,658
Cost of Sales	142,549	122,662	109,686

Gross Margin	101,710	90,773	92,972

Operating Expenses:
Sales and Marketing	42,272	39,478	33,673
Research and Engineering	8,771	9,383	7,290
General and Administrative	33,888	37,255	33,002
Restructuring	—	—	1,236
Gain on Barton Sale	—	—	(2,500)

	84,931	86,116	72,701

Operating Income	16,779	4,657	20,271
Interest Income	780	838	405
Interest Expense	(419)	(409)	(1,673)
Fair Value Adjustment on Warrants Issued	—	—	(6,915)
Other Income (Expense), net	(1,846)	1,922	310

Income Before Provision for Income Taxes	15,294	7,008	12,398
Benefit (Provision) for Income Taxes	6,617	(2,986)	(5,351)

Income from Continuing Operations	21,911	4,022	7,047
Income from Operations of Discontinued Operations, Net of Income Tax of $230, $236, and $612	443	418	772
Loss on Sale of Discontinued Operations, Net of Income Tax of $0, $0 and $334	—	(685)	(1,142)

Net Income	$22,354	$3,755	$6,677

Income (Loss) Per Share
Basic
Income from Continuing Operations	$.59	$.11	$.20
Discontinued Operations, Net of Income Tax	.01	(.01)	(.01)

Net Income	$.60	$.10	$.19

Diluted
Income from Continuing Operations	$.58	$.11	$.19
Discontinued Operations, Net of Income Tax	01	(.01)	(.01)

Net Income	$.59	$.10	$.18

The accompanying notes are an integral part of these consolidated financial statements.

FLOW INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended April 30,
		2007	2006
		(Restated,	(Restated,
	2008	See Note 20)	See Note 20)
	(In thousands)
Cash Flows from Operating Activities:
Net Income	$22,354	$3,755	$6,677
Adjustments to reconcile Net Income to Cash Provided by Operating Activities:
Depreciation and Amortization	3,974	2,981	3,373
Deferred Income Taxes	(10,931)	(970)	1,119
Excess Tax Benefits from Exercise of Stock Options	(291)	—	—
Premium on Warrant Repurchase	629	—	—
Fair Value Adjustment on Warrants Issued	—	—	6,915
Provision for Slow Moving and Obsolete Inventory	1,307	46	620
Bad Debt Expense	1,805	1,143	104
Warranty Expense	3,589	4,306	1,691
Incentive Stock Compensation Expense	695	769	4,800
Loss on Sale of Discontinued Operations	—	685	1,142
Unrealized Foreign Currency Losses (Gains), net	2,904	(1,827)	(1,939)
Gain on Barton Sale	—	—	(2,500)
Other	738	(784)	566
Changes in Operating Assets and Liabilities:
Receivables	(6,121)	6,803	(4,668)
Inventories	(2,894)	(3,727)	(7,640)
Other Operating Assets	2,066	(344)	825
Accounts Payable	790	(3,972)	2,829
Accrued Payroll and Related Liabilities	2,027	(1,046)	677
Deferred Revenue	(389)	(1,162)	1,794
Customer Deposits	(1,671)	(1,779)	2,704
Other Operating Liabilities	(6,610)	(679)	1,654

Cash Provided by Operating Activities	13,971	4,198	20,743

Cash Flows From Investing Activities:
Expenditures for Property and Equipment and Intangible Assets	(6,303)	(6,944)	(2,549)
Cash Received in Sale of Business, Net of Cash Sold	—	995	10,119
Settlement on Sale of Avure Business	—	(985)	—
Purchase of Short-term Investments	—	(750)	—
Proceeds from Sale of Short-term Investments	773	—	—
Payments for Pending Acquisition	(7,508)	—	—
Proceeds from Sale of Customer List	—	—	2,500
Proceeds from Sale of Property and Equipment	254	5	175
Restricted Cash	(142)	—	496
Other	—	—	148

Cash Provided by (Used in) Investing Activities	(12,926)	(7,679)	10,889

Cash Flows from Financing Activities:
Repayments of Notes Payable	(6,616)	(1,614)	(2,274)
Borrowings Under Notes Payable	1,106	5,823	1,729
Payments on Senior Credit Agreement	—	—	(59,294)
Borrowings on Senior Credit Agreement	—	—	49,599
Payments of Long-Term Obligations	(785)	(931)	(116)
Borrowings under Capital Lease Obligations	319	—	49
Payments of Capital Lease Obligations	(101)	(49)	—
Proceeds from Exercise of Warrants and Stock Options	1,198	2,494	4,634
Excess Tax Benefits from Exercise of Stock Options	291	—	—
Payments for Warrants Repurchase	(3,010)	—	—
Dividends Paid to Joint Venture Partner	—	—	(989)

Cash Provided by (Used in) Financing Activities	(7,598)	5,723	(6,662)

Effect of Changes in Exchange Rates	(2,636)	(128)	(1,772)
Increase (Decrease) in Cash And Cash Equivalents	(9,189)	2,114	23,198
Cash and Cash Equivalents at Beginning of Period	38,288	36,174	12,976

Cash and Cash Equivalents at End of Period	$29,099	$38,288	$36,174

Supplemental Disclosures of Cash Flow Information
Cash Paid during the Year for:
Interest	$341	$229	$903
Income Taxes	6,961	6,495	1,674
Supplemental Disclosures of Noncash Investing and Financing Activities
Nonmonetary exchange of assets	—	250	—
Issuance of compensatory common stock on executive incentive compensation plan	—	884	799
Note received in sale of Avure Business	—	—	1,313
Classification of PIPE warrants to additional paid-in capital	—	—	13,611
Accounts Payable incurred to acquire Property and Equipment, and Intangible Assets	745	961	—
Accounts Receivable for Warrants and options exercised	—	—	1,086
Accrued Liabilities incurred for Pending Acquisition	445	—	—
The accompanying notes are an integral part of these consolidated financial statements.

FLOW INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
AND COMPREHENSIVE INCOME (LOSS)

				Retained	Accumulated	Total
	Common Stock		Capital	Earnings	Other	Shareholders’
		Par	in Excess	(Accumulated	Comprehensive	Equity
	Shares	Value	of Par	Deficit)	Income (Loss)	(Deficit)
	(In thousands)
Balances, April 30, 2005	33,495	335	112,512	(79,827)	(3,556)	29,464
Components of Comprehensive Income:
Net Income (restated, see Note 20)				6,677		6,677
Unrealized Loss on Cash Flow Hedges, net of Income Tax of $0					(715)	(715)
Reclassification Adjustment for Settlement of Cash Flow Hedges, net of income tax of $0					492 *	492 *
Reclassification of Avure Business Cumulative Translation Adjustment to Income, net of Income Tax of $0					(3,053)	(3,053)
Cumulative Translation Adjustment, net of Income Tax of $0					(1,167)	(1,167)

Total Comprehensive Income						2,234

Exercise of Warrants & Options	2,925	24	5,695			5,719
Reclass Warrant Liability to Capital In Excess of Par			13,611			13,611
Stock Compensation (restated, see Note 20)	523	5	5,519			5,524

Balances, April 30, 2006 (restated, see Note 20)	36,943	$364	$137,337	$(73,150)	$(7,999)	$56,552
Cumulative effect of the adoption of 123R (Note 11)			(313)			(313)
Components of Comprehensive Income:
Net Income (restated, see Note 20)				3,755		3,755
Reclassification Adjustment for Settlement of Cash Flow Hedges, net of income tax of $0					273	273
Cumulative Translation Adjustment, net of Income Tax of $0					(1,028)	(1,028)

Comprehensive Income						3,000

Cumulative effect of the adoption of FAS 158 (Note 12)					(201)	(201)
Exercise of Warrants & Options	168	2	1,408			1,410
Stock Compensation (restated, see Note 20)	157	1	775			776

Balances, April 30, 2007 (restated, see Note 20)	37,268	$367	$139,207	$(69,395)	$(8,955)	$61,224
Cumulative effect of the adoption of FIN 48 (Note 13)				(543)		(543)
Components of Comprehensive Income:
Net Income				22,354		22,354
Defined Benefit Pension Plan Adjustment, net of Income Tax of $25					(80)	(80)
Cumulative Translation Adjustment, net of Income Tax of $764					3,305	3,305

Total Comprehensive Income						25,579

Exercise of Options	252	3	1,195			1,198
Tax Benefit from Exercise of Stock Options			291			291
Repurchase of Warrants (Note 10)			(2,380)			(2,380)
Stock Compensation	70	1	694			695

Balances, April 30, 2008	37,590	$371	$139,007	$(47,584)	$(5,730)	$86,064

*	The amount includes $448 related to the discontinued operations and was transferred to the purchaser of Avure Business on October 31, 2005 (see Note 15).
The accompanying notes are an integral part of these consolidated financial statements.

FLOW INTERNATIONAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the three years ended April 30, 2008
(All tabular dollar amounts in thousands, except per share and option amounts)
Note 1 — The Company and Summary of Significant Accounting Policies:
   Operations and Segments
     Flow International Corporation (“Flow” or the “Company”) designs, develops, manufactures, markets, installs and services ultrahigh-pressure waterjet technology, and is a leading provider of robotics and assembly equipment. Flow’s ultrahigh-pressure water pumps pressurize water from 40,000 to 87,000 pounds per square inch (psi) and are integrated with water delivery systems so that water can be used to cut or clean material. Flow’s products include both standard and specialized waterjet cutting and cleaning systems. In addition to ultrahigh-pressure water systems, the Company provides automation and articulation systems. The Company provides technologically-advanced, environmentally-sound solutions to the manufacturing, industrial and marine cleaning markets.
     Effective May 1, 2008, Flow modified its internal reporting process and the manner in which the business is managed and in turn, reassessed its segment reporting. As a result of this process, the Company is now reporting its operating results to the chief operating decision maker based on market segments which has resulted in a change to the operating and reportable segments. Previously, the Company managed its business based on geography. The Company’s change in operating and reportable segments from a geographic basis to market segments is consistent with management’s long-term growth strategy. The Company’s new reportable segments are Standard and Advanced. The Standard segment includes sales and expenses related to the Company’s cutting and cleaning systems using ultrahigh-pressure water pumps as well as parts and services to sustain these installed systems. Systems included in this segment do not require significant custom configuration. The Advanced segment includes sales and expenses related to the Company’s complex aerospace and automation systems which require specific custom configuration and advanced features to match unique customer applications as well as parts and services to sustain these installed systems.
     Financial information about the Company’s segments is included in Note 16: Business Segments and Geographic Information.
   Principles of Consolidation
     The consolidated financial statements include the accounts of Flow International Corporation and its wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.
   Foreign Currency Translation
     The financial statements of foreign subsidiaries have been measured and translated in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”. The local currency is the functional currency for all operations outside of the United States. Assets and liabilities are translated at the exchange rate in effect as of our balance sheet date. Revenues and expenses are translated at the average monthly exchange rates throughout the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as a currency translation adjustment in the accompanying consolidated statements of stockholders’ equity. Transaction gains and losses are included in net income (loss).
   Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Goodwill and Intangible Assets
     In accordance with Statement of Financial Accounting Standard 142 (“FAS 142”), “Goodwill and Other Intangible Assets,” the Company does not amortize goodwill or intangible assets with indefinite lives. Goodwill and intangible assets with indefinite lives are tested for impairment at each year end, or more frequently, if a significant event occurs. Intangible assets with a finite life are tested for impairment when events or change in circumstances indicate the carrying value may not be recoverable. To test goodwill for impairment, the Company compares the fair value of its reporting units, and, if necessary, the implied fair value of goodwill, with the corresponding carrying values. If necessary, the Company records an impairment charge for any shortfall. The Company determines the fair value of its reporting units using a discounted cash flow model and uses other measures of fair value, such as purchase prices offered by potential buyers of businesses that might be sold, if they are viewed as better indicators of fair value. The Company conducted its annual impairment review of goodwill as of April 30 and concluded that goodwill was not impaired for the three-year period ended April 30, 2008.
     Intangible assets consist of acquired and internally developed patents and trademarks. Trademarks have an indefinite life and are not amortized. The Company capitalizes application fees, license fees, legal and other costs of successfully defending a patent from infringement. The remaining costs are expensed as incurred. Patents are amortized on a straight-line basis over the legal life of the underlying patents. The weighted average amortization period for patents is 17 years.
   Long-Lived Assets
     In accordance with Statement of Financial Accounting Standard No. 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable. The carrying value of long-lived assets is assessed for impairment by evaluating operating performance and estimated future undiscounted cash flows of the underlying assets. If the sum of the expected future net cash flows of an asset is less than its carrying value, an impairment charge is recorded to the extent that an asset’s carrying value exceeds fair value. The Company recorded an impairment charge of $97,000 related to the impairment of long-lived assets in fiscal year 2008 based on its plans to close its Burlington, Ontario manufacturing facility in order to establish a single facility for designing and building advanced systems in its Jeffersonville, Indiana facility. There was no impairment of long-lived assets for the years ended April 30, 2007 and 2006.
   Asset Retirement Obligations
     The Company accounts for asset retirement obligations under Financial Accounting Standards Board (“FASB”) Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143.” FIN 47 requires recognition of a liability for the fair value of a required asset retirement obligation (“ARO”) when such obligation is incurred. The Company’s AROs are primarily associated with leasehold improvements which, at the end of a lease, the Company is contractually obligated to remove in order to comply with the lease agreement. At the inception of a lease with such conditions, the Company records an ARO liability and a corresponding capital asset in an amount equal to the estimated fair value of the obligation. The liability is estimated based on a number of assumptions requiring management’s judgment, including facility closing costs, cost inflation rates and discount rates, and is accreted to its projected future value over time. The capitalized asset is depreciated using the convention for depreciation of leasehold improvement assets. Upon satisfaction of the ARO conditions, any difference between the recorded ARO liability and the actual retirement costs incurred is recognized as an operating gain or loss in the consolidated statement of earnings.
     As of April 30, 2008 and 2007, the Company’s net ARO asset included in “Property, plant and equipment, net” was $52,000 and $63,000, respectively, while the Company’s net ARO liability included in “Other Long-term Liabilities” was $144,000 and $138,000, on the same respective dates.

   Fair Value of Financial Instruments
     For certain of the Company’s financial instruments, including accounts receivable, accounts payable, accrued expenses, and customer deposits the carrying amounts approximate fair value due to their relatively short maturities. Debt and notes payable reflect a market rate of interest, as such recorded amounts approximate fair value.
   Derivative Financial Instruments
     The Company follows Statement of Financial Accounting Standards No. 133 (“FAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (OCI) and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.
     Certain forecasted transactions and assets are exposed to foreign currency risk. The Company monitors its foreign currency exposures regularly to maximize the overall effectiveness of its foreign currency hedge positions. In fiscal year 2006, the Company was awarded two aerospace contracts to be paid in Euro. In order to mitigate the foreign exchange risk between the U.S. Dollar and the Euro, the Company entered into two derivative instruments on December 16, 2005 and March 27, 2006 with total notional amounts of $7.3 million and $4.4 million, respectively. These foreign exchange contracts expired at various times through June 2007. In June 2006, the Company was directed by the customer to suspend, then subsequently to cancel work on these two systems as a result of changes in the timing and scope of the projects. The Company consequently cancelled the related hedges and discontinued hedge accounting in accordance with FAS 133, and as a result, the Company recorded a total of $206,000 in Other Expense related to these hedges in its fiscal year 2007.
     Derivative losses of $273,000 and $44,000 were reclassified from OCI into earnings in fiscal year 2007 and 2006, respectively.
     Hedge ineffectiveness, determined in accordance with FAS 133, had no impact on earnings for the years ended April 30, 2008, 2007, and 2006. No cash flow hedges were derecognized or discontinued for the year ended April 30, 2008.
   Revenue Recognition
     The Company recognizes revenue for sales of ultrahigh-pressure waterjet pumps, consumables and services, and billing for freight charges, in accordance with SEC Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements” and EITF Issue No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables.”. Additionally, because FlowMastertm software is essential to the functionality of the Company’s waterjet systems, the Company recognizes revenue on sales of waterjet systems in accordance with Statement of Position 97-2 (“SOP 97-2”), “Software Revenue Recognition.” Specifically, the Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, the price is fixed or determinable, and collectibility is reasonably assured, or probable in the case of sale of waterjet systems. Generally, sales revenue is recognized at the time of shipment, receipt by customer, or, if applicable, upon completion of customer acceptance provisions.
     Unearned revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but all the criteria for revenue recognition have not been met.

     For those arrangements with multiple elements, the arrangement is divided into separate units of accounting if certain criteria are met, including whether the delivered item has stand-alone value to the customer and whether there is vendor specific objective and reliable evidence of the fair value of the undelivered items. For contract arrangements that combine deliverables such as systems with embedded software, and installation, each deliverable is generally considered a separate unit of accounting or element. The consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. The amount allocable to a delivered item is limited to the amount that the Company is entitled to bill and collect and is not contingent upon the delivery/performance of additional items. In cases where there is objective and reliable evidence of the fair value of the undelivered item in an arrangement but no such evidence for the delivered item, the residual method is used to allocate the arrangement consideration.
     For complex aerospace and automation systems designed and manufactured to buyers’ specification, the Company recognizes revenues using the percentage of completion method in accordance with Statement of Position 81-1 (“SOP 81-1”), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Typical lead times can range from two to 18 months. Sales and profits on such contracts are recorded based on the ratio of total actual incurred costs to date to the total estimated costs for each contract (the “cost-to-cost” method). Losses on contracts are recognized in the period in which they are determined. The impact of revisions of contract estimates is recognized as a cumulative change in estimate in the period in which the revisions are made.
     Shipping revenues and expenses are recorded in revenue and cost of goods sold, respectively.
   Cost of Sales
     Cost of sales is generally recognized when products are shipped or services are delivered. In the case of waterjet systems, cost of sales for delivered systems is generally recognized in the period when the revenue for all or portion of the waterjet system sale is recognized. Cost of sales includes direct and indirect costs associated with the manufacture, installation and service of the Company’s systems and consumable parts sales. Direct costs include material and labor, while indirect costs include, but are not limited to, depreciation, inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs and other costs of our distribution network.

     Advertising Expense
     The Company recognizes advertising expense as incurred including online and offline costs to promote its brands. For the years ended April 30, 2008, 2007 and 2006, the advertising expense was $1,170,000, $1,042,000 and $846,000, respectively.
   Cash and Cash Equivalents
     The Company considers highly liquid short-term investments with original maturities from the date of purchase of three months or less, if any, to be cash equivalents. The Company’s cash consists of demand deposits in large financial institutions. At times, balances may exceed federally insured limits. Cash balances which are not available for general corporate purposes are classified as restricted cash.
   Short-term Investments
     Investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short term investments. Short-term investments are available-for-sale and are recorded at cost which approximates fair value.
   Inventories
     Inventories are stated at the lower of cost, determined by using the first-in, first-out method, or market. Costs included in inventories consist of materials, labor and manufacturing overhead, which are related to the purchase or production of inventories.
   Property and Equipment
     Property and equipment are stated at cost. Additions, leasehold improvements and major replacements are capitalized. When assets are sold, retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets, which range from three to 11 years for machinery and equipment; three to nine years for furniture and fixtures and 19 years for buildings. Leasehold improvements are amortized over the shorter of the related lease term, or the life of the asset. Expenditures for maintenance and repairs are charged to expense as incurred.
   Income Taxes
     The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
     The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.
     In July 2006, the FASB issued Financial Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on its technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006.
     The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on May 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized approximately a $543,000 increase in the liability for unrecognized tax benefits, which was accounted for as an increase to the May 1, 2007 accumulated deficit balance.
     The Company recognizes interest and penalties related to unrecognized tax benefits within the interest expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related FIN 48 liability line in the consolidated balance sheet as the amounts are not material for any of the balance sheet periods presented.
   Concentration of Credit Risk
     In countries or industries where the Company is exposed to significant credit risk, sufficient collateral, including cash deposits and/or letters of credit, is required prior to the completion of a transaction. The Company makes use of foreign exchange contracts to cover material transactions denominated in other than the functional currency of the relevant business unit, and does not believe there is an associated material credit or financial statement risk.
     Credit risks are mitigated by the diversity of customers in our customer base across many different geographic regions and performing creditworthiness analyses on such customers. No single customer accounted for 10% or more of revenues during any of the three years ended April 30, 2008. Some of our customers are contractors to The Boeing Company (“Boeing”) and are purchasing from the Company equipment for certain projects awarded to them by Boeing. Boeing-related system revenue was $21.6 million in fiscal year 2006 which was in excess of 10% of the consolidated revenue due in part to equipment related to the Boeing 787 project initiated in fiscal year 2005. Boeing-related system revenue was not in excess of 10% of our consolidated revenue in fiscal years 2008 and 2007. As of April 30, 2008 and 2007, the Company does not believe that it has any significant concentrations of credit risk.
   Warranty Liability
     Products are warranted to be free from material defects for a period of one year from the date of installation. Warranty obligations are limited to the repair or replacement of products. Warranty liability is recorded at time of the sale. The Company’s warranty accrual is reviewed quarterly by management for adequacy based upon recent shipments and historical warranty experience. Credit is issued for product returns upon receipt of the returned goods, or, if material, at the time of notification and approval. In fiscal year 2007, the term of the product warranty on new standard system sales was extended from one year to two years for the North America Segment.
   Product Liability
     The Company is obligated under terms of its product liability insurance contracts to pay all costs up to deductible amounts. These costs are reported in General and Administrative expenses and include insurance, investigation and legal defense costs.
   Health Benefits
     The Company is self insured for the cost of employee group health insurance in the United States. Each reporting period, the Company records the costs of its health insurance plan including paid claims, the change in the estimate of incurred but not reported (“IBNR”) claims, taxes and administrative fees (collectively the “Plan Cost”). For the years ended April 30, 2008 and 2007, Plan Cost was approximately $2.9 million and $2.4 million, respectively, and the liability, including IBNR, which is recorded in wages and benefits payable, was $252,000 and $167,000 as of April 30, 2008 and 2007, respectively.
   Research and Engineering
     The majority of research and engineering expenses are related to research and development efforts undertaken by the Company which are expensed as incurred. Research and development expenses were $8.3 million, $8.7 million and $6.7 million for fiscal year 2008, 2007 and 2006.

   Other Income (Expense), net
     Other Income (Expense), net consists of the following:

	Year Ended April 30,
	2008	2007	2006
Net Realized Foreign Exchange Gains	$1,759	$213	$19
Net Unrealized Foreign Exchange Gains (Losses)	(2,904)	1,827	55
Premium on Repurchase of Warrants	(629)	—	—
Hedging Costs	—	(206)	—
Other	(72)	88	236

Total	$(1,846)	$1,922	$310

   Basic and Diluted Income per Share
     Basic income per share represents net income available to common shareholders divided by the weighted average number of shares outstanding during the period. Diluted income per share represents net income available to common shareholders divided by the weighted average number of shares outstanding including the potentially dilutive impact of common stock equivalents, which include stock option and warrants. Potential common stock equivalents of stock options and warrants are computed by the treasury stock method and are included in the denominator for computation of earnings per share if such equivalents are dilutive.
     The following table sets forth the computation of basic and diluted income per share:

	Year Ended April 30,
	2008	2007	2006
Numerator:
Income from continuing operations	$21,911	$4,022	$7,047

Denominator:
Denominator for basic income per share — weighted average shares	37,421	37,192	34,676
Dilutive potential common shares from employee stock options	147	333	230
Dilutive potential common shares from warrants	—	270	1,371
Dilutive potential common shares from stock compensation plans	325	73	374

Denominator for diluted income per share — weighted average shares and assumed conversions	37,893	37,868	36,651

Basic income per share from continuing operations	$.59	$.11	$.20
Diluted income per share from continuing operations	$.58	$.11	$.19
     Employee stock options representing 617,760 and 21,250 shares have been excluded from the diluted weighted average share denominator for the years ended April 30, 2008 and 2007, respectively as their effect would be anti-dilutive. There were no antidilutive stock options in fiscal year 2006.
   Stock Based Compensation
     Effective May 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standard No. 123R (“FAS 123R”), “Share-Based Payment (Revised 2004)”. FAS 123(R) supersedes previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) which were applicable for 2006 and 2005.
     The Company elected to use the modified prospective transition method permitted by FAS 123R and therefore has not restated its financial results for prior periods. Under this transition method, the compensation cost recognized by the Company beginning in fiscal year 2007 includes (a) compensation cost for all stock-based compensation awards that were granted prior to, but not vested as of May 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement of Financial Accounting Standard No. 123 (“FAS 123”), “Accounting for Stock Based Compensation”, and (b) compensation cost for all stock-based compensation awards granted subsequent to May 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123R. Compensation expense is recognized only for those options, stocks, or stock units expected to vest with forfeitures estimated at the grant date based on the Company’s historical experience and future expectations. If the actual number of forfeitures differs from those estimated by the management, additional adjustments may be required in future periods. Compensation expense is recognized on a straight-line basis over the total requisite service period of each award, and recorded in operating expenses on the Consolidated Statement of Operations. For fiscal year 2007, the Company recorded $251,000 (pre-tax) of stock-based compensation expense related to stock options, which is included in general and administrative expense in the Consolidated Statements of Operations. As a result of implementing FAS 123R, the Company’s income before income taxes decreased by $251,000 and net income decreased by $189,000 as compared to the amounts that the Company would have recorded for stock-based compensation expense under prior accounting rules. In addition, FAS 123R requires the Company to classify tax benefits resulting from tax deductions in excess of stock-based compensation expense recognized as a financing activity. The Company recognized a tax benefit of $291,000 resulting from tax deductions in excess of stock compensation expense in fiscal year 2008. There were no tax benefits resulting from tax deductions in excess of stock compensation expense in fiscal years 2007 and 2006. See Note 11: Stock-based Compensation for further information related to the Company’s stock compensation plans.
     Prior to fiscal year 2007, stock-based compensation plans were accounted for using the intrinsic value method prescribed in APB 25 and related interpretations. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FAS 123, the Company’s net income and basic and diluted net income per share would have been changed to the pro forma amounts indicated below (in thousands, except for per share data):

Fiscal Year
2006
Net income, as reported	$6,677
Add: Employee stock-based compensation under APB 25 included in net income	5,524
Deduct: Total employee stock-based compensation expense under fair value based method for all awards	(2,736)

Pro forma net income	$9,465

Net income per share — basic:
As reported	$.19
Pro forma — basic	$.27
Net income per share — diluted:
As reported	$.18
Pro forma — diluted	$.26
     Upon adoption of FAS 123R, the Company continued to use the Black-Scholes option pricing model as its method of valuation for stock option awards. The Company’s determination of the fair value of stock option awards on the date of grant using an option pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award, the Company’s expected stock price volatility over the term of the award, forfeitures, and projected exercise behaviors. Although the fair value of stock option awards is determined in accordance with FAS 123R, the Black-Scholes option pricing model requires the input of subjective assumptions, and other assumptions could provide differing results.
     No options were granted in fiscal year 2006. For fiscal year 2007 and 2008, the weighted-average fair values at the date of grant for options granted were estimated using the Black-Scholes option-pricing model, based on the following assumptions: (i) no expected dividend yields; (ii) expected volatility rates of 61.9% and 62.02%, respectively, based on historical volatility of our stock price; and (iii) expected lives of two and six years, respectively, based on historical experience. The risk-free interest rate applied was 4.97% and 4.98%, respectively, based on U.S Treasury constant maturity interest rate whose term is consistent with the expected life of our stock options.
Note 2 — Recently Issued Accounting Pronouncements
     In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 on May 1, 2007. FASB Staff Position No. 48-1, “Definition of Settlement in FASB Interpretation No. 48” (“FSP FIN 48-1”) provides a set of conditions that must be evaluated when determining whether a tax position has been effectively settled. We contemplated the provisions of FSP FIN 48-1 upon the initial adoption of FIN 48. Additional discussion on the impact of adopting FIN 48 is included in Note 13, Income Taxes.

     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Defining Fair Value Measurement” (FAS 157) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FAS 157 is effective for the Company at the beginning of its fiscal year 2009. In February 2008, the FASB issued FSP 157-2 “Partial Deferral of the Effective Date of Statement 157” (FSP 157-2). FSP 157-2 delays the effective date of FAS 157, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of FAS 157 to have a material effect on its Consolidated Financial Statements.
     In February 2007, the FASB issued Statement of Financial Accounting Standards (“FAS 159”) “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”. FAS 159 provides entities with an option to choose to measure eligible items at fair value at specified election dates. If elected, an entity must report unrealized gains and losses on the item in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument, and with a few exceptions, such as investments otherwise accounted for by the equity method, is irrevocable (unless a new election date occurs); and is applied only to entire instruments and not to portions of instruments. The Company is currently evaluating the potential impact of adopting FAS 159 on its consolidated financial statements, which is effective for the Company at the beginning of its fiscal year 2009.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“FAS 141R”) and Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“FAS 160”). These new standards are the U.S. GAAP outcome of a joint project with the International Accounting Standards Board (“IASB”). FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and will significantly change the accounting for business combinations in a number of areas, including the treatment of contingent consideration, acquisition costs, intellectual property, research and development, and restructuring costs. FAS 160 establishes reporting requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company is currently evaluating the impact of adopting FAS 141R and FAS 160 on its Consolidated Financial Statements which are effective for the Company at the beginning of its fiscal year 2010.
     In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“FAS 161”), which requires enhanced disclosures about a company’s derivative and hedging activities. The Company currently is evaluating the impact of the adoption of the enhanced disclosures required by FAS 161 which is effective for the Company at the beginning of its fiscal year 2010.
     In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles (“FAS 162”). The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles (“GAAP”) for nongovernmental entities in the United States. FAS 162 is effective 60 days following SEC approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company is currently evaluating the impact, if any, of adopting FAS 162, on its Consolidated Financial Statements.

Note 3 — Receivables
     Receivables consist of the following:

	April 30,
	2008	2007
Trade Accounts Receivable	$32,410	$28,097
Unbilled Revenues	4,589	2,147

	36,999	30,244
Less Allowance for Doubtful Accounts	(3,367)	(2,915)

	$33,632	$27,329

     Unbilled revenues do not contain any amounts which are expected to be collected after one year.
     The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses on existing receivables. The Company determines the allowance based on historical write-off experience and current economic data. The allowance for doubtful accounts is reviewed quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged against the allowance when the Company determines that it is probable the receivable will not be recovered.

Note 4 — Inventories
     Inventories consist of the following:

	April 30,
	2008	2007
Raw Materials and Parts	$19,671	$16,871
Work in Process	3,215	2,765
Finished Goods	6,453	6,957

	$29,339	$26,593

Note 5 — Property and Equipment
     Property and Equipment are as follows:

	April 30,
	2008	2007
Land and Buildings	$8,745	$7,426
Machinery and Equipment	27,192	22,504
Furniture and Fixtures	4,015	2,746
Leasehold Improvements	6,261	6,004
Construction in Progress	2,109	4,245

	48,322	42,925
Less Accumulated Depreciation and Amortization	(29,532)	(27,466)

	$18,790	$15,459

     Depreciation expense for the years ended April 30, 2008, 2007, and 2006 was $3.6 million, $2.7 million, and $3.2 million, respectively. Assets held under capitalized leases and included in property and equipment were $501,000 and $573,000 as of April 30, 2008 and 2007. Accumulated depreciation on these assets was $111,000 and $354,000 as of April 30, 2008 and 2007, respectively.
Note 6 — Intangible Assets
     The Company capitalizes application fees, license fees, legal and other costs of successfully defending a patent from infringement. The remaining costs are expensed as incurred.
     The component of the Company’s finite intangible assets was as follows:

	April 30,
	2008	2007
Patents	$5,202	$4,808
Less Accumulated Depreciation and Amortization	(1,816)	(1,548)

Patents, net	$3,386	$3,260

     Patents are amortized on a straight-line basis over the legal life of the underlying patents. The weighted average amortization period for patents is 17 years.
     Intangible assets with indefinite lives consisted of the following:

	April 30,
	2008	2007
Trademarks	$676	$507
     Amortization expense for intangible assets with definite lives for continuing operations for the years ended April 30, 2008, 2007 and 2006 amounted to $282,000, $283,000 and $131,000, respectively. The estimated annual amortization expense is $290,000 for continuing operations for each year through April 30, 2011.

Note 7 — Accrued Liabilities
     The Company’s accrued liabilities consist of warranty obligations, restructuring liabilities, professional fee accruals, and other items.
   Warranty Obligations
     The Company provides for the estimated costs of product warranties at the time the product revenue is recognized. The provisions are based upon historical costs incurred for such obligations adjusted, as necessary, for current conditions and factors. Due to the significant uncertainties and judgments involved in estimating the Company’s warranty obligations, including changing product designs and specifications, the ultimate amount incurred for warranty costs could change in the near term from the current estimate.
     In fiscal year 2007 the term of the product warranty on standard system sales was extended from one year to two years for the North America Segment. The warranty accrual was increased in fiscal year 2007 due to the extension of the warranty term on new system sales, as well as the current year warranty cost experience. The Company believes that the warranty accrual as of April 30, 2008 is sufficient to cover expected warranty costs.
     The following table shows the fiscal year 2008 and 2007 activity for the Company’s warranty accrual:

Accrued warranty balance as of April 30, 2006	$1,699
Accruals for warranties of fiscal year 2007 sales	4,306
Warranty costs incurred in fiscal year 2007	(3,600)

Accrued warranty balance as of April 30, 2007	$2,405
Accruals for warranties of fiscal year 2008 sales	3,589
Warranty costs incurred in fiscal year 2008	(2,893)

Accrued warranty balance as of April 30, 2008	$3,101

   Restructuring Charges
     In June 2005, the Company announced the closing and relocation of its Wixom, Michigan business to its Burlington, Ontario facility. The Company terminated 25 employees and recorded associated severance benefits of $175,000 which were paid in the first six months of fiscal year 2006. In October 2005, once the facility was vacated, the Company recorded restructuring charges related to lease termination costs of $278,000, net of expected sublease income, and wrote off leasehold improvements of $108,000 related to this leased space.
     During the fourth quarter of fiscal year 2006, the Company reassessed its lease accrual as it has been unsuccessful in its efforts to sublease the vacated facility and increased the accrual by $575,000 which represents the remaining lease payments as well as other lease charges related to the facility which will remain vacant until the termination of the lease.
     There was no restructuring liability balance and no restructuring expense recorded as of April 30, 2008.
     The following table summarizes accrued restructuring activity (in thousands):

	North	Other
	America	International	Applications	Consolidated
	Facility	Facility	Facility	Total Facility
	Exit	Exit	Exit	Exit
	Costs	Costs	Costs	Costs
Balance, April 30 2006	$67	$164	$684	$915
Cash payments	(36)	(28)	(364)	(428)

Balance, April 30 2007	$31	$136	$320	$487
Cash payments	(31)	(28)	(320)	(379)
Other	—	(108)	—	(108)

Balance, April 30 2008	$—	$—	$—	$—

Note 8 — Long-Term Obligations and Notes Payable
     The Company’s long-term obligations consist of the following:

	April 30, 2008	April 30, 2007
Long-term loan	$2,914	$3,422
Capital lease obligations	396	179

	3,310	3,601
Less current maturities	(977)	(822)

Long-term obligations	$2,333	$2,779

     The Company has a collaterized long-term variable rate loan that bears interest at the current annual rate of 3.67% at April 30, 2008 and matures in 2011. During the twelve months ended April 30, 2008, the Company paid off $754,000 of the loan balance. Scheduled principal payments on long-term debt are as follows:

Year Ending April 30,
2009	$832
2010	832
2011	832
2012	418
2013	—
2014 and thereafter	—

$2,914

     The Company leases certain office equipment under agreements that are classified as capital leases and are included in the accompanying balance sheet under property and equipment, of which $144,000 is current.
     Notes payable consist of the following:

	April 30, 2008	April 30, 2007
Revolving credit facilities in Taiwan	$1,118	$6,366

     The revolving credit facilities consist of four unsecured credit facilities in Taiwan with a commitment totaling $6.5 million at April 30, 2008, bearing interest at rates ranging from 2.56% to 2.76% per annum. At April 30, 2008, outstanding credit facilities will mature within one year and can be extended for like periods, as needed, at the bank’s option.
   Amendment to Credit Agreement
     On July 19, 2007, the Company entered into a Second Amendment (the “Amendment”) to its Credit Agreement, increasing its revolving line of credit from $30 million to $45 million and permitting the use of the line of credit for the repurchase of stock. This line of credit has a maturity date of July 8, 2008 and is collateralized by a general lien on all of the Company’s assets. Certain subsidiaries guaranteed the Company’s line of credit under the Agreement. Interest rates under the Agreement are at LIBOR plus a percentage depending on the Company’s leverage ratio (“financial covenants”) or at the Bank of America’s prime rate in effect from time to time, at the Company’s option. LIBOR and prime rate at April 30, 2008 were 2.80% and 5.00%, respectively. The Company also pays an annual letter of credit fee equal to 1.25% of the amount available to be drawn under each outstanding letter of credit. The annual letter of credit fee is payable quarterly in arrears and varies depending on the Company’s leverage ratio. In addition, the Agreement includes a subjective acceleration clause which permits the lenders to demand payment in the event of a material adverse change. As of April 30, 2008, the Company had $42.8 million of domestic unused line of credit available, net of $2.2 million in outstanding letters of credit. The Company was in compliance with all financial covenants as of April 30, 2008.
   New Senior Credit Facility
     On June 9, 2008, the Company secured a new senior secured credit facility with an aggregate principal amount of $100 million. Refer to Note 19 — Subsequent Events to the Consolidated Financial Statements for further discussion on this credit facility.

Note 9 — Commitments and Contingencies
   Lease Commitments
     The Company rents certain facilities and equipment under non-cancelable agreements treated for financial reporting purposes as operating leases. The majority of leases currently in effect are renewable for periods of two to five years. Rent expense under these leases was approximately $3.0 million, $2.9 million and $2.1 million for the years ended April 30, 2008, 2007 and 2006, respectively.
     Future minimum rents payable under operating leases for years ending April 30 are as follows:

Year Ending April 30,
2009	$2,821
2010	2,480
2011	2,249
2012	1,719
2013	1,078
2014 and thereafter	588

$10,935

   Product Liability
     Currently there are outstanding product liability claims arising out of the sale of its current and former products. To minimize the financial impact of product liability claims, the Company purchases product liability insurance in amounts and under terms considered acceptable to management.
     At any point in time covered by these financial statements, there are outstanding product liability claims against the Company, and incidents are known to management that may result in future claims. Management periodically evaluates the merit of all claims, including product liability claims, as well as considering unasserted claims. Recoveries, if any, may be realized from indemnitors, codefendants, insurers or insurance guaranty funds. Management believes its insurance coverage is adequate to satisfy any liabilities that are incurred.
   Legal Proceedings
     At any time, the Company may be involved in legal proceedings in addition to the Omax, Crucible, and Collins and Aikman matters described below. The Company’s policy is to routinely assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses. A determination of the amount of the reserves required, if any, for these contingencies is made after thoughtful analysis of each known issue and an analysis of historical experience in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” and related pronouncements. The Company records reserves related to certain legal matters for which it is probable that a loss has been incurred and the range of such loss can be estimated. With respect to other matters, management has concluded that a loss is only reasonably possible or remote and, therefore, no liability is recorded. Management discloses the facts regarding material matters assessed as reasonably possible and potential exposure, if determinable. Costs incurred with defending claims are expensed as incurred.
     Omax Corporation (“Omax”) filed suit against the Company on November 18, 2004. The case, Omax Corporation v. Flow International Corporation, United States District Court, Western Division at Seattle, Case No. CV04-2334, was filed in federal court in Seattle, Washington. The suit alleges that the Company’s products infringe Omax’s Patent Nos. 5,508,596 entitled “Motion Control with Precomputation” and 5,892,345 entitled “Motion Control for Quality in Jet Cutting.” The suit also seeks to have the Company’s Patent No. 6,766,216 entitled “Method and System for Automated Software Control of Waterjet Orientation Parameters” declared invalid, unenforceable and not infringed. The Company has brought claims against Omax alleging certain of their products infringe its Patent No. 6,766,216. Omax manufactures waterjet equipment that competes with the Company’s equipment. Both Omax’s and the Company’s patents are directed at the software that controls operation of the waterjet equipment. Although the Omax suit seeks damages of over $100 million, the Company believes Omax’s claims are without merit and the Company intends not only to contest Omax’s allegations of infringement but also to vigorously pursue its claims against Omax with regard to its own patent. Proceedings in the case have been stayed as the parties negotiate the possible purchase of Omax by the Company. The outcome of this case is uncertain and an unfavorable outcome ranging from $0 to $100 million is reasonably possible. The Company has not provided any loss accrual related to the Omax lawsuit as of April 30, 2008. The Company has spent, and could continue to spend considerable amounts on this case except as discussed in Note 17: Pending Omax Transaction.
     In litigation arising out of a June 2002 incident at a Crucible Metals’ (“Crucible”) facility, the Company’s excess insurance carrier notified the Company in December 2006 that it would contest its obligation to provide coverage for the property damage. The Company believes the carrier’s position is without merit, and following the commencement of a declaratory judgment action, the carrier agreed to provide the Company a defense. The carrier has reserved its right to contest coverage at a future date, however. The unresolved claims relating to this incident total approximately $7 million, and the Company may spend substantial amounts if the carrier chooses, at a future date, to withdraw its defense or contest coverage.
     In June 2007, the Company received a claim seeking the return of amounts paid by Collins and Aikman Corporation, a customer, as preference payments. The amount sought as preference payments is approximately $1 million. The Company intends to vigorously contest this claim; however, the ultimate outcome or likelihood of this specific claim cannot be determined at this time and an unfavorable outcome ranging from $0 to $1 million is reasonably possible.
     Other Legal Proceedings — For matters other than Omax, Crucible, and Collins and Aikman described above, the Company does not believe these proceedings will have a material adverse effect on its consolidated financial position, results of operations or cash flows.
     Other Commitments — Pursuant to an employment termination agreement (the” Agreement”) with its former President and Chief Executive Officer (the “former Executive”), the Company recognized $2.9 million in fiscal year 2007 and $2.8 million in fiscal year 2008 related to payments and benefits in connection with his retirement. In accordance with the Agreement, a cash severance payment of $4.9 million, less applicable tax withholdings, was paid to the former Executive in January 2008. Included in Other Current Liabilities as of April 30, 2008 is $499,000 related to this Agreement, which is expected to be paid out within the next year.
Note 10 — Shareholders’ Equity
   Preferred Share Rights Purchase Plan
     On June 7, 1990 the Board of Directors of the Company adopted a Preferred Share Rights Purchase Plan (the “Plan”). The Plan was amended and restated as of September 1, 1999 and amended by Amendments No. 1 and 2 dated October 29, 2003 and October 19, 2004, respectively. Pursuant to the Plan, as amended, a Preferred Share Purchase Right (a “Right”) is attached to each share of Company common stock. The Rights will be exercisable only if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right entitles shareholders to buy one one-hundredth of a share of Series B Junior Participating Preferred Stock (the “Series B Preferred Shares”) of the Company at a price of $45. If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase a number of the acquiring company’s common shares having a value equal to twice the exercise price of the Right. If a person or group acquires 15% or more of the Company’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to receive, upon exercise, a number of the Company’s common shares having a value equal to two times the exercise price of the Right. Following the acquisition by a person or group of 15% or more of the Company’s common stock and prior to an acquisition of 50% or more of such common stock, the Board of Directors may exchange each Right (other than Rights owned by such person or group) for one share of common stock or for one one-hundredth of a Series B Preferred Share. Prior to the acquisition by a person or group of 15% of the Company’s common stock, the Rights are redeemable, at the option of the Board, for $.0001 per Right. The Rights expire on September 1, 2009. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of the Company. There are no outstanding rights under this plan as of April 30, 2008 and 2007.

   Warrant Repurchase
     On October 25, 2007, in a privately negotiated transaction, the Company purchased from certain funds managed or advised by Third Point LLC (collectively, “Third Point”) outstanding warrants that gave Third Point the right until March of 2010 to purchase 403,300 of the Company’s common stock at an exercise price of $4.07 per share (the “Warrants”). Third Point purchased the Warrants, together with shares of common stock, in the Company’s March 2005 Private Investment Public Equity transaction (the “PIPE Transaction”). The Warrants were repurchased from Third Point in connection with the Company’s previously announced program to repurchase up to $45 million of the Company’s securities. The Warrants were repurchased at a price of $7.43 per Warrant for an aggregate purchase price of $3 million. In accordance with FASB Technical Bulletin (“FTB”) No. 85-6, the total fair value of the repurchased warrants of $2.4 million was accounted for as the cost of the warrants and was included as a reduction to capital in excess of par within the Company’s total stockholders’ equity in fiscal year 2008. The cash paid in excess of the fair market value of those warrants of $629,000 was charged against income as Other Expense in the second quarter of fiscal year 2008. The total fair value of the warrants was estimated using the Black-Scholes pricing model, based on the following assumptions: (i) no expected dividend yields; (ii) expected volatility rate of 60%; and (iii) an expected life of 28 months based on the remaining contractual life of the Warrants. The risk-free interest rate applied was 4.12% based on U.S Treasury constant maturity interest rate whose term is consistent with the expected life of the Company’s stock options.
     Third Point was the last holder of warrants issued in the PIPE Transaction; all other warrants had been converted. Under the terms of the PIPE Transaction, the Company was obligated to file and keep effective a registration statement on Form S-1 for the resale of the shares issued in the PIPE Transaction as well as the shares issuable upon exercise of the Warrants until February 22, 2011. Failure to keep the registration statement continuously effective would have resulted in penalties of approximately $250,000 per month. With the repurchase of the Warrants, the Company is no longer obligated to keep the registration statement effective.
Note 11 — Stock-based Compensation
     The Company maintains a stock-based compensation plan (the “2005 Plan”) which was adopted in September 2005 to attract and retain the most talented employees and promote the growth and success of the business by aligning long-term interests of employees with those of shareholders. The 2005 Plan provides for a pool of 2.5 million shares which the Company, at its discretion, may choose to grant in the form of stock, stock units, stock options, stock appreciation rights, or cash awards.
     The Company adopted the fair value recognition provisions of Statement of Financial Accounting Standard No. 123R, Share-Based Payment, (“FAS 123R”) as of the beginning of fiscal year 2007. The Company elected to use the modified prospective transition method permitted by FAS 123R. Accordingly, prior period amounts were not restated. Under this transition method, the compensation cost recognized by the Company beginning in fiscal year 2007 includes (a) compensation cost for all stock-based compensation awards that were granted prior to, but not vested as of May 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement of Financial Accounting Standard No. 123 (“FAS 123”), “Accounting for Stock Based Compensation”, and (b) compensation cost for all stock-based compensation awards granted subsequent to May 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123R. Compensation expense is recognized only for those options, stocks, or stock units expected to vest with forfeitures estimated at the grant date based on the Company’s historical experience and future expectations. If the actual number of forfeitures differs from those estimated by the management, additional adjustments may be required in future periods. Compensation expense is recognized on a straight-line basis over the total requisite service period of each award, and recorded in operating expenses on the Consolidated Statement of Income.
   Stock Options
     The Company grants common stock options to employees and directors of the Company with service and/or performance conditions. The compensation cost of service condition stock options is based on their fair value at the grant date and recognized ratably over the service period. Compensation cost of stock options with performance conditions is based upon current performance projections and the percentage of the requisite service that has been rendered. All options become exercisable upon a change in control of the Company unless the surviving company assumes the outstanding options or substitutes similar awards for the outstanding awards of the 2005 Plan. Options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The maximum term of options is 10 years from the date of grant.
     The following tables summarize the stock option activities for the year ended April 30, 2008:

		Weighted-		Weighted-Average
		Average	Aggregate	Remaining
	Number of	Exercise	Intrinsic	Contractual
	Options	Price	Value	Term (Years)
Outstanding at April 30, 2007	1,063,404	$8.99	$2,819,601	3.61
Granted during the period	200,000	11.40
Exercised during the period	(252,054)	4.75
Expired or forfeited during the period	(237,850)	10.49

Outstanding at April 30, 2008	773,500	$10.53	$195,801	3.98

Exercisable at April 30, 2008	573,500	$10.23	$195,801	2.15
Vested or expected to vest at April 30, 2008	573,500	10.23	195,801	2.15

	Year Ended April 30,
	2008	2007	2006
Total intrinsic value of options exercised	$1,262	$776	$1,138
Total fair value of options vested	—	211	76
Cash received from exercise of share options	1,198	1,518	2,003
Tax benefit realized from stock options exercised	291	—	—
     The Company uses the Black-Scholes option-pricing model to calculate the grant-date fair value of its stock options. There were no options granted in fiscal year 2006. Information pertaining to the Company’s assumptions to calculate the fair value of the stock options granted during the two years ended April 30, 2008 is as follows:

	April 30,
	2008	2007
Options granted	200,000	21,250
Weighted average grant-date fair value of stock options granted	$6.90	$4.76
Assumptions:
Weighted average expected volatility	62.02%	61.86%
Risk-free interest rate	4.98%	4.97%
Weighted average expected term (in years)	6	2
Expected dividend yield	—	—
     The Company uses historical volatility in estimating expected volatility and historical employee exercise and option expiration data to estimate the expected term assumption for the Black-Scholes grant-date valuation. The risk-free interest rate assumption is based on U.S. Treasury constant maturity interest rate whose terms are consistent with the expected term of the Company’s stock options. The Company has not declared or paid any cash dividends on its Common Stock and does not anticipate that any dividends will be paid in the foreseeable future.
     For the two years ended April 30, 2008, the Company recognized compensation expense related to stock options of $172,000 and $344,000, respectively. During the second quarter of fiscal year 2008, $101,000 of the expense recorded in fiscal year 2007 related to performance based stock options was reversed as the performance criteria for vesting were not met. There were no stock options granted during the year ended April 30, 2006. As of April 30, 2008, total unrecognized compensation cost related to nonvested stock options was $1.1 million which is expected to be recognized over a weighted average period of 3.25 years.
   Service-Based Stock Awards
     The Company grants common stock or stock units to employees and non-employee directors of the Company with service conditions. Each non-employee director is eligible to receive and is granted common stock worth $40,000 annually. The compensation cost of the common stock or stock units are based on their fair value at the grant date and recognized ratably over the service period.
     The following table summarizes the service-based stock award activities for employees for the two years ended April 30, 2008:

		Weighted-
		Average
	Number of	Grant-date
	Shares	Fair Value
Nonvested at April 30, 2006	87,890	$4.86
Granted during the period	51,750	11.75
Forfeited during the period	(19,609)	3.38
Vested during the period	(47,498)	6.16

Nonvested at April 30, 2007	72,533	9.33
Granted during the period	296,773	7.86
Forfeited during the period	(6,650)	13.05
Vested during the period	(37,207)	7.87

Nonvested at April 30, 2008	325,449	$8.06

     For the three years ended April 30, 2008, 2007 and 2006, the Company recognized compensation expense related to service-based stock awards of $732,000, $655,000 and $1.6 million, respectively. As of April 30, 2008, total unrecognized compensation cost related to service-based stock awards of $2.3 million is expected to be recognized over a weighted average period of 3.77 years.
   Performance-Based Stock Awards
     In fiscal year 2006 and 2007, the Company adopted Long-Term Incentive Plans (the “LTIPs”) under which the executive officers are to receive stock awards based on the Company’s performance measures over three-year performance periods. These plans were adopted annually with different performance targets. Awards will vary based on the degree to which the Company’s performance meets or exceeds predetermined thresholds at the end of the performance period. No payout will occur unless the Company exceeds certain minimum threshold performance objectives. Compensation expense is based upon current performance projections for the three-year period and the percentage of the requisite service that has been rendered. Compensation cost for the unvested portion of the LTIP awards is based on their grant-date fair value. The LTIPs permit employees to elect to net-settle a portion of the award paid in stock to meet the employee’s share of minimum withholding requirements, which the Company accounts for as equity.
     The following table summarizes the LTIPs activities for the two years ended April 30, 2008:

		Weighted-
		Average
	Number of	Grant-date
	Shares	Fair Value
Nonvested at April 30, 2006	279,000	$7.81
Granted during the period	172,500	13.50
Forfeited during the period	(270,000)	9.50
Vested during the period	—	—

Nonvested at April 30, 2007	181,500	$10.71
Granted during the period	—	—
Cancelled during the period	(69,000)	7.81
Forfeited during the period	(38,000)	10.51
Vested during the period	—	—

Nonvested at April 30, 2008	74,500	$13.50

     The company did not recognize any compensation expense related to LTIPs for the two years ended April 30, 2008 and 2007 as the achievement of the performance criteria was not deemed probable. The Company recognized compensation expense related to LTIPs of $1.2 million for the year ended April 30, 2006 as the performance objectives were deemed to be probable at that time. This expense was subsequently reversed in fiscal year 2007 because the performance objectives were no longer deemed probable. As of April 30, 2008, there was no unrecognized compensation cost related to performance-based stock awards.
     Under an annual incentive plan adopted in fiscal year 2007, the Company granted executives and certain employees’ annual bonuses in the form of cash and/or common stock of the Company. Awards were based on the Company’s performance and individual goals and were usually granted following the conclusion of the Company’s fiscal year end. The shares of the common stock to be issued were not known at the grant date and the amount of the stock was equivalent to a fixed monetary amount. These awards were recorded as liability awards under FAS 123R as of April 30, 2007. For the year ended April 30, 2007, the Company recognized compensation expense related to the annual incentive plan of $477,000.
     In July 2003, the Company entered into retention agreements with certain key executives which were initially intended to provide these individuals with incentives to remain with the Company by providing periodic cash payments and a stock distribution in January 2007. As the Company’s financial condition had improved, thus reducing the risk that key executives would seek other employment, and the Company’s stock price had risen increasing the cost to the Company associated with the equity portion of the retention agreements, the Company Board of Directors approved on January 11, 2006 the termination of these agreements and distribution of remaining unpaid amounts. The Company recorded a total of $2.6 million during the year ended April 30, 2006 which included $899,000 from the impact of the acceleration on awards of restricted stock units under these agreements and their termination.

Note 12 — Pension and Other Post Retirement Benefits
     The Company has a 401(k) savings plan in which employees may contribute a percentage of their compensation. At its discretion, the Company may make contributions based on employee contributions and length of employee service. Company contributions and expenses under the plan for the year ended April 30, 2008, 2007 and 2006 were $944,000, $806,000 and $815,000, respectively.
     The Company sponsors a defined benefit pension plan in Taiwan, which is governed by a local regulation: The Labor Standard Law (1986). As required by the Labor Standard Law, the Company must remit 4% of the employee’s base salary into a designated investment account for the Pension Plan monthly. The pension benefit an employee is entitled to equals two months’ salary with a maximum of 45 months’ salary. An employee is eligible to withdraw their pension benefit upon 25 years of service, age 55 with 15 years of service, or age 60, if the employee is still employed by the Company upon retirement. If an employee terminates prior to retirement, the employee forfeits all accrued benefits under the Plan. Due to a change in Taiwanese law, all new employees hired after July 2005, are not subject to this plan, thus, the plan is frozen. The Company uses an April 30 measurement date for its plan.
     All plan assets are deposited in an interest earning account. The amount of net periodic cost recognized in fiscal year 2008 and 2007 was $71,000 and $131,000, respectively. The accumulated benefit obligation, unrecognized net transition obligation, and unrecognized loss as of April 30, 2008 were $1.3 million, $20,000 and $378,000, respectively. The Company’s projected benefit payments under this plan over the next year are $541,000.
     Effective April 2007, the Company adopted Statement of Financial Accounting Standards No. 158 (“FAS 158”) “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FAS Statements No. 87, 88, 106, and 132(R)”. FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. A cumulative effect adjustment of $201,000 was recorded as an adjustment to accumulated other comprehensive income upon adoption of FAS 158.
     The following table provides a reconciliation of the changes in the plan’s benefit obligations and fair value of plan assets for the two-year period ended April 30, 2008:

	Year Ended April 30,
	2008	2007
Changes in the Projected Benefit Obligation
Projected Benefit Obligation — beginning balance	$1,456	$1,627
Service Cost	34	57
Interest Cost	56	68
Actuarial (Gain)/Loss	118	(323)
Benefits Paid	—	(123)
Foreign Exchange Adjustment	151	150

Projected Benefit Obligation — ending balance	$1,815	$1,456

	Year Ended April 30,
	2008	2007
Changes in the Value of Plan Assets
Fair Value of Plan Assets — beginning balance	$1,044	$1,130
Actual Return (Loss) on Plan Assets	38	28
Employer Contribution	51	55
Benefits Paid	—	(123)
Foreign Exchange Adjustment	104	(46)

Fair Value of Plan Assets — ending balance	$1,237	$1,044

     Actuarial assumptions used to determine benefit obligations were as follows:

	Year Ended April 30,
	2008	2007
Discount rate	3.50%	3.75%
Expected rate of return on assets	2.75%	2.75%
Salary increase rate	3.00%	3.00%

Note 13 — Income Taxes:
     The components of consolidated income (loss) before income taxes include the following components:

	Year Ended April 30,
	2008	2007	2006
Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes:
United States	$11,546	$(3,557)	$(5,368)
Foreign	3,748	10,565	17,766

Total	$15,294	$7,008	$12,398

     The provision (benefit) for income taxes is comprised of:

	Year Ended April 30,
	2008	2007	2006
Federal	$298	$103	$—
State	124	52	46
Foreign	4,053	2,637	4,545

Current Tax Expense (after NOL Benefit of $6,312, $3,147, and $1,583)	4,475	2,792	4,591
Federal	(9,347)	—	—
State	(2,376)	—	—
Foreign	631	194	760

Deferred Tax Expense (Benefit) (Net of Valuation Allowance of $17,453, $0, and $0)	(11,092)	194	760

Total Tax Provision (Benefit)	$(6,617)	$2,986	$5,351

     The reconciliation between the Company’s effective tax rate on income from continuing operations and the statutory tax rate is as follows:

	Year Ended April 30,
	2008	2007	2006
Income tax provision (benefit) at federal statutory rate	34.0%	34.0%	34.0%
State and local taxes net of federal tax benefit	3.1	—	0.2
Foreign tax rate differential	(4.4)	(8.5)	(7.9)
Change in valuation allowance	(113.1)	(171.1)	(61.7)
Non deductible/nontaxable items	3.3	3.4	27.0
Foreign earnings not previously subject to U. S. tax	6.1	20.9	39.5
Foreign Withholding Taxes	8.9	11.6	—
Foreign income taxes	0.1	—	7.9
Alternative minimum taxes	2.0	1.5	—
Stock based compensation	0.8	(6.5)	—
Tax credits	2.8	(7.8)	—
Statutory to U.S. GAAP adjustments	9.9	—	—
Prior year reconciled amounts	—	174.6	(7.4)
Other, net	3.2	(9.5)	11.6

Income tax provision (benefit)	(43.3)%	42.6%	43.2%

   Components of the net deferred tax asset or liability are as follows:

	April 30, 2008	April 30, 2007
Current deferred tax assets/(liabilities):
Accounts receivable allowances	$311	$294
Inventory capitalization	173	272
Net operating loss carryforward	964	—
Obsolete inventory	921	746
Vacation accrual	322	337
Foreign tax liability	—	(213)
Other	419	25

Current Deferred Tax Assets	3,110	1,461
Valuation allowance	(906)	(1,674)

Total Current Deferred Tax Assets/(Liabilities)	2,204	(213)

Long-Term:
Fixed assets	1,627	1,534
Net operating loss carryforward	16,206	23,151
Capital loss	1,602	1,561
Goodwill	1,040	1,686
Foreign taxes	—	3,813
Foreign withholding tax	(521)	(1,370)
Deferred compensation	465	495
Undistributed foreign earnings	(636)	(5,402)
AMT credits	889	479
Deferred income	—	(404)
Foreign tax basis differential	110	128
Foreign unrealized exchange gain/loss	(6,158)	(6,696)
Foreign tax asset	—	304
Currency Translation Adjustment	(482)	269
All other	1,594	3,725

Long-Term Deferred Tax Assets	15,736	23,273
Valuation allowance	(7,988)	(24,339)

Total Long-Term Deferred Tax Asset	7,748	(1,066)

Net Deferred Tax Asset (Liability)	$9,952	$(1,279)

     As of April 30, 2008, the Company had approximately $35.4 million of domestic net operating loss and $36.7 million of state net operating loss carryforwards to offset future taxable income for federal and state income tax purposes. These net operating loss carryforwards expire between fiscal year 2022 and fiscal year 2026. Net operating loss carryforwards in foreign jurisdictions amount to $39.3 million. Most of the foreign net operating losses can be carried forward indefinitely, with certain amounts expiring between fiscal years 2014 and 2017. The federal, state and foreign net operating loss carryforwards per the income tax returns filed include uncertain tax positions taken in prior years. Due to the application of FIN 48, the net operating loss carryforwards per the income tax returns are larger than the net operating loss deferred tax asset recognized for financial statement purposes. The Company also has a capital loss carryover of $4.3 million which expires in 2011. Utilization of net operating losses may be subject to limitation due to ownership changes and other limitations provided by the Internal Revenue code and similar state provisions. If such a limitation applies, the net operating loss may expire before full utilization.
     Based on results of operations for the fiscal years ended April 30, 2008, 2007, and 2006 and anticipated future taxable income, the Company believes that certain of its deferred tax assets are more likely than not to be realized. Accordingly, in the fiscal year ended April 30, 2008, the Company reversed approximately $17.2 million of valuation allowance on U.S. net operating loss (NOL) carryforwards and other net deferred tax assets, which will more likely than not, be realized in future periods. Additionally, during the first quarter of fiscal year 2008, after concluding that certain of its German deferred tax assets were more likely than not to be realized, the Company reversed approximately $1 million of valuation allowance against net deferred tax assets in this jurisdiction. At April 30, 2008, the value of our deferred tax assets was $10 million.
     With the exception of certain of its subsidiaries, it is the general practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of April 30, 2008 the Company has not made a provision for US or additional foreign withholding taxes of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries with the exception of its subsidiaries in Taiwan, Japan, and Switzerland for which it provides deferred taxes. It is not practical to estimate the amount of deferred tax liability relating to the Company’s investment in its other foreign subsidiaries.
     In fiscal year 2008, the Company repatriated $9.8 million, net of tax of $885,000 from three foreign subsidiaries and the Company plans to continue repatriating additional funds from these foreign subsidiaries in the future. In fiscal year 2007, we repatriated $8.0 million, net of tax of $1.4 million from two foreign subsidiaries and in fiscal year 2006, we repatriated $1.4 million from these foreign subsidiaries.
     The Company is subject to taxation in the United States, various state and foreign jurisdictions. The Company is no longer subject to examinations by tax authorities for years prior to fiscal year 2002.

     As a result of certain realization requirements of FASB Statement No. 123(R) Stock-based Compensation, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets at April 30, 2008 and 2007 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting. Equity will be increased by $1.4 million if and when such deferred tax assets are ultimately realized. The Company uses FAS 109 ordering for purposes of determining when excess tax benefits have been realized.
     The following is a tabular reconciliation of the total amounts of the Company’s FIN 48 unrecognized tax benefits for the year:

Balance as of May 1, 2007	$9,094
Gross increases — tax positions in prior periods	—
Gross decreases — tax positions in prior periods	—
Gross increases in tax positions due to currency fluctuations	365
Gross decreases — due to tax rate changes	(269)
Settlements	—
Lapse of statute of limitations	—

Balance as April 30, 2008	$9,190

     The balance of unrecognized tax benefits at April 30, 2008 is $9.2 million of tax benefits that, if recognized would affect the effective tax rate and would result in adjustments to other tax accounts, primarily deferred taxes. The timing of payments related to these unrecognized tax benefits is uncertain; however, none of this amount is expected to be paid within the next twelve months. There is a reasonable possibility that the unrecognized tax benefits may change within the next twelve months, but the Company does not expect this change to be material to the Consolidated Financial Statements.
Note 14 — Related Party Transactions
     Arlen I. Prentice, a director, is Chief Executive Officer of Kibble & Prentice Holding Company, a company that, together with its wholly owned subsidiary, provides insurance brokerage services to the Company. The Company believes that its transactions with Kibble and Prentice Holding Company are conducted at an “arms-length.”
     Premium payments for insurance coverage that Kibble & Prentice Holding Company passes on to the underwriters have totaled $1.9 million, $2.1 million and $2.4 million for the fiscal years ended April 2008, 2007 and 2006, respectively. These amounts included commissions of $137,000, $218,000 and $282,000, in each of the respective fiscal years.
     As of April 30, 2008, the Company owed $166,000 to Kibble and Prentice Holding Company which is included in Other Accrued Liabilities balance on the Consolidated Financial Statements.
Note 15 — Discontinued Operations
     In April 2008, the Company decided to sell its CIS Technical Solutions division (“CIS” division), which was previously reported as part of its Applications segment. Accordingly, the Company has classified the financial results of its CIS division as discontinued operations in the Consolidated Statements of Operations for all periods presented. The Consolidated Balance Sheets as of April 30, 2008 and the Consolidated Statements of Cash Flows for the years ended April 30, 2008, 2007 and 2006 do not reflect discontinued operations treatment for the CIS division as the Company has not reclassified its balance sheets, as the related amounts are not material, or cash flows for this discontinued operation.
     On October 31, 2005, the Company completed the sale of certain of its non-core businesses; Avure Technologies, Incorporated, Flow International FPS AB, Avure Technologies AB subsidiaries, and its 51% interest in Flow Autoclave Systems (together, the “Avure Business”) as a result of a strategy to divest itself of operations that do not rely upon its core ultra-high-pressure water pump business. The consideration included cash of $6 million (less a working capital adjustment of $951,000) which was received on November 1, 2005 and a promissory note of $8 million payable 90 days after closing at a simple interest rate of 10% per annum. In addition, the Company received a promissory note of $2 million payable at 3 years after closing at a simple interest rate of 6% per annum. The $2 million promissory note was reduced by 50% of the pension balance of the International Press segment as of October 31, 2005 or $687,500.

     The purchaser of the Avure Business (the “Purchaser”) subsequently claimed that it was entitled to a further working capital adjustment of $1.4 million, which claim the Company disputed. The Company and the Purchaser agreed to resolve this claim in accordance with the arbitration procedure agreed on at the time of sale. The Company and the Purchaser also agreed that the Purchaser would have a limited right to prepay, at a 12.5% discount, the balance of the promissory note due 3 years after closing. The prepay right expired on January 31, 2007. The Company received a partial payment of $995,000 in the second quarter of fiscal year 2007.
     On August 16, 2006, the Company received notice from the arbitrator to whom the dispute had been referred regarding the resolution of its outstanding dispute with the Purchaser. Although the Company did not agree with all the findings of the arbitrator, the decision by the arbitrator constituted a final resolution of all disputes between the Purchaser and the Company regarding the calculation of net working capital. The adjustment amounted to $1,026,000 (including interest and arbitration fees), of which $300,000 was previously accrued as a liability. The net amount of $685,000 was recorded as a Loss on Sale from Discontinued Operations for the year ended April 30, 2007. The Company delivered payment to the Purchaser on August 21, 2006.
     As of April 30, 2008, the promissory note balance of $321,000, which includes interest of $104,000, is included in Other Current Assets.
     Summarized financial information for the three year period ended April 30, 2008 for the discontinued operations is set forth below:

	Year Ended April 30,
	2008	2007	2006
Sales	$4,107	$3,664	$18,875
Income before provision for income taxes	673	654	1,384
Provision for income taxes	(230)	(236)	(612)
Income from operations of discontinued operations	443	418	772
Note 16 — Business Segments and Geographical Information
     Effective May 1, 2008, the Company modified its internal reporting process and the manner in which the business is managed and in turn, reassessed its segment reporting. As a result of this process, the Company is now reporting its operating results to the chief operating decision maker based on market segments which has resulted in a change to the operating and reportable segments. Previously, the Company managed its business based on geography. The Company’s change in operating and reportable segments from a geographic basis to market segments is consistent with management’s long-term growth strategy. The Company’s new reportable segments are Standard and Advanced. The Standard segment includes sales and expenses related to the Company’s cutting and cleaning systems using ultrahigh-pressure water pumps as well as parts and services to sustain these installed systems. Systems included in this segment do not require significant custom configuration. The Advanced segment includes sales and expenses related to the Company’s complex aerospace and automation systems which require specific custom configuration and advanced features to match unique customer applications as well as parts and services to sustain these installed systems.
     In April 2008, the Company decided to sell its CIS Technical Solutions division (“CIS” division), which would have been reported as part of the Advanced segment. Accordingly, the Company has recast all periods presented to reflect this division’s results as discontinued operations. Refer to Note 15, Discontinued Operations for further discussion on the results of CIS division for the three years ended April 30, 2008.
     Segment operating results are measured based on revenue growth, gross margin and operating income (loss).
     The table below presents information about the reported operating income (loss) and assets of the Company for the years ended April 30, 2008, 2007 and 2006.

				Inter-Segment
	Standard	Advanced	All Other*	Eliminations	Total
Fiscal Year 2008
External sales	$216,063	$28,196	$—	$—	$244,259

Inter-segment sales	3,836	—	—	(3,836)	—

Depreciation and amortization	3,116	858	—	—	3,974

Operating income	40,967	(5,090)	(17,996)	(1,102)	16,779

Goodwill	301	2,463	—	—	2,764

Total assets	152,267	27,829	8,587	(37,528)	151,155

Fiscal Year 2007
External sales	$179,339	$34,096	$—	$—	$213,435

Inter-segment sales	2,446	—	—	(2,446)	—

Depreciation and amortization	2,378	603	—	—	2,981

Operating income (loss)	27,306	(1,485)	(21,028)	(136)	4,657

Goodwill	301	2,463	—	—	2,764

Total assets	119,676	31,678	12,328	(40,510)	123,172

Fiscal Year 2006
External sales	$163,792	$38,866	$—	$—	$202,658

Inter-segment sales	2,547	—	—	(2,547)	—

Depreciation and amortization	2,861	512	—	—	3,373

Operating (loss) income	40,152	4,517	(26,717)	2,319	20,271

Goodwill	301	2,463	—	—	2,764

Total assets	111,171	36,454	12,383	(40,707)	119,301

*	Includes corporate overhead expenses as well as general and administrative expenses of inactive subsidiaries that do not constitute segments.

     The table below presents the Company’s operations and other financial information by geographical region:

					Inter-
	United			Other	Segment
	States	Europe	Asia	Foreign	Eliminations	Consolidated
Fiscal Year 2008
Sales:
Customers(1)	$130,556	$56,422	$30,739	$26,542	$—	$244,259
Inter-area(2)	69,992	166	1,358	892	(72,408)	—

Total sales	$200,548	$56,588	$32,097	$27,434	$(72,408)	$244,259

Long-Lived Assets	$29,525	$4,265	$6,703	$966	$185	$41,644

Fiscal Year 2007
Sales:
Customers(1)	$119,147	$41,850	$30,845	$21,593	$—	$213,435
Inter-area(2)	25,629	158	1,228	379	(27,394)	—

Total sales	$144,776	$42,008	$32,073	$21,972	$(27,394)	$213,435

Long-Lived Assets	$15,306	$436	$6,149	$901	$185	$22,977

Fiscal Year 2006
Sales:
Customers(1)	$109,686	$33,903	$36,264	$22,805	$—	$202,658
Inter-area(2)	24,834	2,134	1,149	1,188	(29,305)	—

Total sales	$136,450	$36,037	$37,413	$22,063	$(29,305)	$202,658

Long-Lived Assets	$11,491	$480	$6,487	$680	$183	$19,321

(1)	U.S. sales to unaffiliated customers in foreign countries were $19.6 million, $18.7 million and $23.2 million in fiscal years 2008, 2007, and 2006, respectively.

(2)	Inter-area sales represent products that were transferred between geographic areas at negotiated prices. These amounts have been eliminated in the consolidation.

Note 17 — Pending Omax Transaction
     On December 4, 2007, the Company entered into an Option Agreement (the “Option Agreement”) with Omax Corporation (“Omax”). Omax is a leading provider of precision-engineered, computer-controlled, two-axis abrasivejet systems for use in the general machine shop environment.
     Under the Option Agreement, Omax agreed to an Exclusivity Period (defined below) during which the Company and Omax intend to complete negotiations and to agree on the acquisition of 100% of the outstanding capital stock of Omax by the Company, under the terms and conditions set forth in the Option Agreement, including the negotiation of mutually acceptable definitive agreements and the approval of the shareholders of Omax (the “Proposed Merger”). The Company paid into escrow $6 million on signing the Option Agreement (“Option Escrow”).
     The Option Agreement provides that the Company shall pay an additional $3 million into the Option Escrow on the termination of the Hart-Scott-Rodino (“HSR”) waiting period and execution of the definitive agreements relating to the Proposed Merger.
     The Option Agreement establishes that the Definitive Agreements will provide for the following payments by the Company, subject to indemnification escrows as described below:
•	At Closing, $66 million plus the funds in the Option Escrow to be paid in cash, minus amounts to be paid by the Company at Closing in satisfaction of certain litigation fees of Omax, if any, and less amounts to be placed into an employee retention pool, described below;

•	At Closing, 3.75 million shares of Company common stock, or if the Closing Share Price (defined as the average daily closing price of the Company common stock during the ten trading day period prior to Closing) is less than $9.00, such greater number as is necessary so that the total value of the shares delivered is $33.75 million (the Company may pay cash for any additional shares otherwise payable pursuant this paragraph, based on the number of additional shares in excess of 3,750,000 which would otherwise be payable times the Closing Share Price); and

•	Two years after Closing, up to 1,733,334 additional shares of common stock based on the Average Share Price (defined as the average closing price for the six months ending twenty four months after Closing). Shares will be paid on a straight line interpolation, with no shares being delivered if the Average Share Price is $13 or less, and 1,733,334 shares being delivered if the Average Share Price is $15 or more; provided that if the Closing Share Price is less than $9.00, the $13 and $15 prices will be reduced by the difference between $9.00 and the Closing Share Price. The Company may elect to pay the consideration required in this paragraph in cash based upon the Average Share Price times the number of shares which would otherwise be issued. If the Company elects to pay in cash, the total amount paid shall not exceed $26 million and shall be paid in full satisfaction of the right to receive additional shares.

•	The cash consideration at Closing is subject to adjustment based on Omax Net Working Capital at Closing. The consideration will be adjusted upward or downward on a dollar-for-dollar basis if the Net Working Capital is below $7 million or above $9 million.
     The Option Agreement provides that in the event that the Proposed Merger does not close or is otherwise terminated, the funds in the Option Escrow will be released and Omax may retain such amounts. However, that in the event Omax thereafter obtains a judgment against the Company in the litigation matter, referred to in Note 9, Omax Corporation v Flow International Corporation (the “Litigation”) or the Company agrees to pay Omax an amount to settle the Litigation, the Company will receive a credit against any such judgment and/or settlement in an amount equal to 50% of the $6 million payment and 100% of the $3 million payment.
     The Option Agreement further sets forth that the Definitive Agreements will:
•	provide for two separate indemnification escrows in an aggregate amount of $13.2 million to be funded at Closing from the cash consideration. $7 million will be subject to a General Escrow that will end July 31, 2009, to indemnify the Company for losses from breaches of representations and warranties to the extent that such breach or breaches, individually or in the aggregate, result in claims in excess of $1,000,000. $6.2 million will be subject to a Special Escrow that will end two years after Closing, to indemnify the Company for losses with respect to certain potential liabilities identified during the course of due diligence. The amount to be placed in the Special Escrow is subject to reduction under conditions to be specified in the Definitive Agreements. The General and Special Escrows will be funded proportionally from the cash payments (including the funds in the Option Escrow) and the shares of common stock delivered at Closing;

•	provide that at Closing the Company will place into escrow a portion of the cash consideration as a retention pool for key Omax employees that will provide such employees the equivalent of three months’ salary, to be allocated upon the six month anniversary of Closing;

•	include mutually acceptable executive officer agreements for Drs. John B. Cheung, John H. Olsen and Mr. James M. O’Connor to become executives of the Company and provide that as soon as is commercially reasonable following Closing, the Company will expand its Board of Directors and elect Dr. Cheung to the vacancy thereby created; and

•	provide that Omax stock options that are currently outstanding and unvested shall vest immediately prior to Closing and shall be exercised or terminated at Closing, or otherwise treated in a manner mutually acceptable to the parties.
     The negotiation and execution of the Definitive Agreements are subject to the completion of due diligence activities (certain of which will be provided after execution of the Definitive Agreements), and the closing of the transaction will be subject to standard closing conditions, including HSR approval of the merger.
     Under the Option Agreement, Omax agreed to a period of exclusivity that ends on the earlier of (i) the mutual consent of the parties that all discussions related to the Proposed Transaction have terminated, (ii) 180 days following the receipt of a definitive final response from federal regulatory authorities concerning the HSR filing, (iii) 60 days following the receipt of a definitive final response from federal regulatory authorities concerning the HSR filing (should the parties not have entered into the Definitive Agreements by such date), or (iv) December 5, 2008 (the “Exclusivity Period”). During the Exclusivity Period, Omax will not, without the advance written consent of the Company, (1) solicit, initiate discussions, engage in or encourage discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with, any party relating to or in connection with (a) the possible merger with Omax, (b) the possible acquisition of any material portion of the Company’s capital stock or assets, including the claims in the Litigation, or (c) any other transaction outside of the ordinary course of business that could materially impair the value of Omax’s assets post-Closing (collectively, a “Restricted Transaction”), or (2) disclose any non-public information relating to Omax or its subsidiaries or afford access to the properties, books or records of Omax or its subsidiaries to, any person concerning a Restricted Transaction.
     On July 10, 2008, in connection with the pending merger with Omax referred to in Note 17, the Federal Trade Commission (“FTC”) accepted an Agreement Containing Consent Order (the “proposed consent order”) that will remedy competitive concerns about the proposed transaction alleged in the FTC’s simultaneously issued Complaint. The proposed consent order is subject to a 30 day public notice and comment period, following which the FTC will decide whether to make it final. The consent decree provides that Flow will make available to other abrasive waterjet companies royalty-free licenses to OMAX’s U.S. Patents 5,508,596 and 5,892,345, which relate just to the controllers used in waterjet cutting systems. The licenses do not include any transfer of technology, will not cover any other patented equipment or processes owned by Flow or OMAX, and do not apply to any intellectual property outside of the U.S. The Company is permitted to close the transaction prior to the expiration of the 30 day public notice and comment period; however, the Company does not anticipate that other closing conditions of the transaction will be satisfied prior to such time. Furthermore, there can be no assurances that a mutually acceptable definitive agreement will be negotiated and that all other closing conditions will be satisfied and that the Omax merger will be consummated.
     As of April 30, 2008, the Company had accumulated approximately $7.7 million in deferred costs incurred in contemplation of the Proposed Transaction which includes $6 million paid into escrow upon the signing of the Option Agreement above. The deferred acquisition costs will be included in the purchase price allocation in the event that the merger is consummated. In the event that the merger is not consummated, the deferred acquisition costs will be expensed.

     If the merger is consummated, the litigation with Omax referred to in Note 9: Commitments and Contingencies will be terminated without any additional payments in settlement by either party.
Note 18 — Selected Quarterly Financial Information (unaudited)
     The following table contains selected unaudited statement of operations information for each quarter of the years ended April 30, 2008 and 2007. The information presented in the first and third quarters of fiscal year 2008 and in the first, third and fourth quarters of fiscal year 2007 have been restated from previous filings. The restatement for the quarters in fiscal year 2008 will be reflected when those unaudited consolidated financial statements are presented in the Company’s quarterly filings during fiscal year 2009. Refer to Note 20 of the Consolidated Financial Statements for further discussion on the restatement.
     The operating results for any quarter are not necessarily indicative of results for any future period.

	Year Ended April 30, 2008
	As Previously Reported
	First	Second	Third
Sales	$58,666	$59,174	$66,271
Gross Margin	23,600	24,435	27,978
Income from Continuing Operations	377	2,295	5,897
Net Income	377	2,295	5,897
Income Per Share — Basic:
Income from Continuing Operations	$.01	$.06	$.16
Net Income	$.01	$.06	$.16
Income Per Share — Diluted:
Income from Continuing Operations	$.01	$.06	$.16
Net Income	$.01	$.06	$.16

	Year Ended April 30, 2007
	As Previously Reported
	First	Second	Third	Fourth**	Total
Sales	$53,410	$54,404	$56,038	$53,427	$217,279
Gross Margin	23,032	23,612	23,744	21,748	92,136
Income (Loss) from Continuing Operations	3,768	1,742	2,029	(3,184)	4,355
Net Income (Loss)	3,042	1,742	2,029	(3,143)	3,670
Income (Loss) Per Share — Basic:
Income (Loss) from Continuing Operations	$.10	$.05	$.05	$(.09)	$.12
Net Income (Loss)	$.08	$.05	$.05	$(.08)	$.10
Income (Loss) Per Share — Diluted:
Income (Loss) from Continuing Operations	$.10	$.05	$.05	$(.09)	$.12
Net Income (Loss)	$.08	$.05	$.05	$(.08)	$.10

	Year Ended April 30, 2008
	Restated
	First	Second	Third
Sales	$58,858	$59,174	$66,271
Gross Margin	23,632	24,520	28,090
Income from Continuing Operations	435	2,295	6,289
Net Income	435	2,295	6,289
Income Per Share — Basic:
Income from Continuing Operations	$.01	$.06	$.17
Net Income	$.01	$.06	$.17
Income Per Share — Diluted:
Income from Continuing Operations	$.01	$.06	$.17
Net Income	$.01	$.06	$.17

	Year Ended April 30, 2007
	Restated
	First	Second	Third	Fourth**	Total
Sales	$53,421	$54,404	$56,038	$53,235	$217,098
Gross Margin	22,915	23,612	23,744	21,686	91,957
Income (Loss) from Continuing Operations	3,682	1,742	2,260	(3,244)	4,440
Net Income (Loss)	2,956	1,742	2,260	(3,203)	3,755
Income (Loss) Per Share — Basic:
Income (Loss) from Continuing Operations	$.10	$.05	$.06	$(.09)	$.12
Net Income (Loss)	$.08	$.05	$.06	$(.09)	$.10
Income (Loss) Per Share — Diluted:
Income (Loss) from Continuing Operations	$.10	$.05	$.06	$(.09)	$.12
Net Income (Loss)	$.08	$.05	$.06	$(.09)	$.10

	Year Ended April 30, 2008
	As Restated and Reclassified for Discontinued Operations
	First*	Second*	Third*	Fourth*	Total*
Sales	$57,860	$57,757	$65,369	$63,273	$244,259
Gross Margin	23,384	23,962	27,882	26,482	101,710
Income from Continuing Operations	348	2,019	6,234	13,310	21,911
Net Income	435	2,295	6,289	13,335	22,354
Income Per Share — Basic:
Income from Continuing Operations	$.01	$.05	$.17	$.35	$.59
Net Income	$.01	$.06	$.17	$.35	$.60
Income Per Share — Diluted:
Income from Continuing Operations	$.01	$.05	$.17	$.35	$.58
Net Income	$.01	$.06	$.17	$.35	$.59

	Year Ended April 30, 2007
	As Restated and Reclassified for Discontinued Operations
	First*	Second*	Third*	Fourth**	Total*
Sales	$52,692	$53,428	$55,059	$52,256	$213,435
Gross Margin	22,713	23,298	23,453	21,309	90,773
Income (Loss) from Continuing Operations	3,641	1,591	2,161	(3,371)	4,022
Net Income (Loss)	2,956	1,742	2,260	(3,203)	3,755
Income (Loss) Per Share — Basic:
Income (Loss) from Continuing Operations	$.10	$.04	$.06	$(.09)	$.11
Net Income (Loss)	$.08	$.05	$.06	$(.09)	$.10
Income (Loss) Per Share — Diluted:
Income (Loss) from Continuing Operations	$.10	$.04	$.06	$(.09)	$.11
Net Income (Loss)	$.08	$.05	$.06	$(.09)	$.10

*	In April 2008, the Company decided to sell its CIS Technical Solutions division (“CIS” division), which was previously reported as part of our Applications segment. Accordingly, all periods have been recast to reflect the results of operations related to this division in discontinued operations.

**	During the fourth quarter of 2007, $1.2 million of compensation expense recognized in fiscal year 2006 related to the LTIP was reversed
Note 19 — Subsequent Events
     On June 2, 2008, the Company committed to a plan to establish a single facility for designing and building its advanced waterjet systems at its Jeffersonville, Indiana facility and to close its manufacturing facility in Burlington, Ontario, Canada. The Company estimates that the costs associated with the closure of the Burlington facility and the costs associated with moving production to its Jeffersonville facility will range from $2.6 million to $2.8 million in fiscal year 2009, including from $1.5 million to $1.7 million for severance and termination benefits and $1 million to $1.2 million for facility closure and relocation costs. The Company recorded an impairment charge of $97,000 related to the impairment of long-lived assets in fiscal year 2008 based on this plan to close its Burlington, Ontario manufacturing facility.
     On June 9, 2008, the Company secured a new five-year senior secured credit facility with an aggregate principal amount of $100 million, which includes a $65 million revolving credit facility and a $35 million term loan that the Company may draw upon for the merger with Omax. This line of credit has a maturity date of June 9, 2013 and is collateralized by a general lien on all of the Company’s material assets, as defined within the credit agreement. Borrowings on the credit facility, if any, will be based on the bank’s prime rate or LIBOR rate plus a percentage spread between 1.25% and 2.00% depending on the Company’s current leverage ratios, at the Company’s option. The corresponding credit agreement associated with the new credit facility places certain debt covenant restrictions on the Company which will require it to maintain certain financial ratios that are customary for similar facilities.
     On July 10, 2008, in connection with the pending merger with Omax referred to in Note 17, the Federal Trade Commission (“FTC”) accepted an Agreement Containing Consent Order (the “proposed consent order”) to remedy competitive concerns about the proposed transaction alleged in the FTC’s simultaneously issued Complaint. The proposed consent order was subject to a 30 day public notice and comment period, following which it became final. The consent decree provides that Flow will make available to other abrasive waterjet companies royalty-free licenses to Omax’s U.S. Patents 5,508,596 and 5,892,345, which relate just to the controllers used in waterjet cutting systems. The licenses do not include any transfer of technology, will not cover any other patented equipment or processes owned by Flow or Omax, and do not apply to any intellectual property outside of the U.S.
     On September 9, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Orange Acquisition Corporation, a Washington corporation and direct wholly-owned subsidiary of Flow (“Merger Sub”), Omax, certain shareholders of Omax and John B. Cheung, Inc., as

Shareholders’ Representative. The Merger Agreement contemplates that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Omax, with Omax continuing after the merger as the surviving corporation (the “Merger”). The Boards of Directors of Omax and the Company have each unanimously approved the Merger Agreement.
     Pursuant to the Merger Agreement, the following terms described in Note 17 — Pending Omax Transaction, have been updated as follows:
•	3.75 million shares of the Company’s common stock are due at Closing with the total number of shares to be issued by the Company subject to adjustment if the average closing share price of the Company’s common stock for the ten trading day period prior to Closing is less than $8. The Company still has an option to pay cash for any additional shares payable pursuant to this provision.

•	Up to 1,733,334 additional shares of common stock are still issuable two years after closing , however, no shares will be delivered if the Average Share Price is $12 or less, and 1,733,334 shares will be delivered if the Average Share Price is $14 or more; provided that if the Closing Share Price is less than $8.00, the $12 and $14 prices will be reduced by the difference between $8.00 and the Closing Share Price up to a maximum increase of $1.00 if the Closing Share Price is greater than $8.

•	At the closing of the Merger, an amount equal in value to $9,450,000 composed of cash amounts and the Company’s common stock shall be withheld from the merger consideration, and placed into escrow for a period of 18 months following closing to secure claims by the Company for indemnification and for adjustments based on net working capital. Half of the cash amount to be placed into escrow shall be in the form of a non-negotiable promissory note, payable upon termination of the 18-month escrow period.
     Based on the terms of the Option Agreement described in Note 17 — Pending Omax Transaction above, the Company paid $3 million to Omax on September 10, 2008 following the execution of the Merger Agreement.
     There can be no assurances that all closing conditions will be satisfied and that the Omax merger will be consummated.
Note 20 — Restatement of Prior Period Financial Statements
     Subsequent to the issuance of the Company’s fiscal 2006 and 2007 Consolidated Financial Statements, management identified errors in fiscal year 2008 which related primarily to fiscal year 2006. Management determined that these errors, when aggregated with other uncorrected errors which management had previously determined to be immaterial in fiscal years 2006 and 2007, were material to the fiscal year 2006 and 2007 Consolidated Financial Statements. As a result, management determined that the 2006 and 2007 consolidated financial statements should be restated.
     The errors included an error in the accrual of foreign income tax expense which increased the fiscal year 2006 provision for income taxes and taxes payable and other accrued taxes by $280,000 with a corresponding increase to fiscal year 2007 accumulated deficit. In addition, the Company identified an error related to the accrual of product warranty expense, previously recorded in the Company’s annual report on Form 10-K for the period ended April 30, 2007, which increased the fiscal year 2006 cost of goods sold and other accrued liabilities by $208,000 with a corresponding increase to fiscal year 2007 accumulated deficit. Also identified in fiscal year 2008 was an error related to the timing of recognition of accounts receivable, unearned revenue and customer deposits related to installation services for the Company’s system sales which increased accounts receivable by $657,000, increased deferred revenue by $1,058,000 and decreased customer deposits by $401,000 as of April 30, 2007.
     In addition to the errors noted above, the consolidated financial statements were also corrected for the effects of other errors, previously determined to be immaterial.
     The effect of these errors resulted in a decrease of $733,000 or $0.02 per basic and dilutive income per share of net income in fiscal year 2006 and an increase of $85,000 or $0 per basic and dilutive income per share of net income in fiscal year 2007.

     Refer to Note 18 for the impact of these errors on previously reported unaudited financial data for interim periods in fiscal years 2007 and 2008.

	Year Ended
	April 30, 2007
	As Previously
	Reported	Restated
Cash	$38,146	$38,288
Receivables, net	26,618	27,329
Inventories	26,635	26,593
Other Current Assets***	6,950	7,191
Total Current Assets	99,143	100,195
Property and Equipment, net	15,479	15,459
Total Assets	122,140	123,172
Accounts Payable	17,545	17,715
Accrued Payroll and Related Liabilities	6,291	6,239
Taxes Payable and Other Accrued Taxes	2,066	2,542
Deferred Revenue	3,559	5,136
Customer Deposits	6,499	5,791
Other Accrued Liabilities	12,233	12,219
Deferred Income Tax Liability — Current	1,627	257
Total Current Liabilities	57,008	57,087
Deferred Income Tax Liability — Long-term	—	1,371
Other Long-term Liabilities	573	711
Total Liabilities	60,360	61,948
Capital in Excess of Par	139,115	139,207
Accumulated Deficit	(68,747)	(69,395)
Total Shareholders’ Equity	61,780	61,224
Total Liabilities and Shareholders’ Equity	122,140	123,172

	Year Ended April 30, 2006
			As Restated and
			Reclassified
	As Previously		for Discontinued
	Reported	Restated	Operations*
Sales	$205,432	$205,421	$202,658
Cost of Sales	111,276	111,478	109,686
Gross Margin	94,156	93,943	92,972
Sales and Marketing Expenses	33,919	33,892	33,673
General & Administrative Expenses	33,166	33,412	33,002
Total Operating Expenses	73,111	73,330	72,701
Operating Income	21,045	20,613	20,271
Interest Expense	1,664	1,673	1,673
Income Before Provision for Income Taxes	13,181	12,740	12,398
Provision for Income Taxes	(5,183)	(5,475)	(5,351)
Income from Continuing Operations	7,998	7,265	7,047
Income from Operations of Discontinued Operations	966	554	772
Loss on Sale of Discontinued Operations	(1,554)	(1,142)	(1,142)
Net Income	7,410	6,677	6,677
Basic Income Per Share:
Income from Continuing Operations	$0.23	$0.20	$0.20
Net Income	0.21	0.19	0.19
Dilutive Income (Loss) per Share Income (Loss) from Continuing Operations	$0.22	$0.19	$0.19
Net Income (Loss)	0.20	0.18	0.18

	Year Ended April 30, 2007
			As Restated and
			Reclassified
	As Previously		for Discontinued
	Reported	Restated	Operations*
Sales	$217,279	$217,098	$213,435
Cost of Sales	125,143	125,141	122,662
Gross Margin	92,136	91,957	90,773
Sales and Marketing Expenses	39,810	39,733	39,478
General & Administrative Expenses	37,792	37,530	37,255
Total Operating Expenses	86,985	86,646	86,116
Operating Income	5,151	5,311	4,657
Interest Expense	418	409	409
Other Income (Expense)	1,821	1,922	1,922
Income Before Provision for Income Taxes	7,392	7,662	7,008
Provision for Income Taxes	(3,037)	(3,222)	(2,986)
Income from Continuing Operations	4,355	4,440	4,022
Income from Operations of Discontinued Operations	—	—	418
Loss on Sale of Discontinued Operations	(685)	(685)	(685)
Net Income	3,670	3,755	3,755
Basic Income Per Share:
Income from Continuing Operations	$0.12	$0.12	$0.11
Net Income	0.10	0.10	0.10
Dilutive Income (Loss) per Share Income (Loss) from Continuing Operations	$0.12	$0.12	$0.11
Net Income (Loss)	0.10	0.10	0.10

	Year Ended April 30, 2006		Year Ended April 30, 2007
	As Previously		As Previously
	Reported	Restated	Reported	Restated
Net Income	$7,410	$6,677	$3,670	$3,755
Adjustments to Reconcile Net Income to Cash Provided by Operating Activities:
Depreciation and Amortization	3,327	3,373	2,920	2,981
Deferred Income Taxes	1,112	1,119	**	**
Provision for Slow Moving Inventory	554	620	—	46
Bad Debt Expense	***	104	***	1,143
Warranty Expense	***	1,691	***	4,306
Incentive Stock Compensation Expense	4,736	4,800	708	769
Loss on Sale of Discontinued Operations	1,554	1,142	**	**
Other	369	566	276	(784)
Changes in Operating Assets and Liabilities:
Receivables	(4,733)	(4,668)	7,610	6,803
Inventories	(7,634)	(7,640)	(3,663)	(3,727)
Other Operating Assets ***	901	825	(179)	(344)
Accounts Payable	2,874	2,829	(4,187)	(3,972)
Accrued Payroll and Related Liabilities	656	677	(1,054)	(1,046)
Deferred Revenue	1,869	1,794	(2,813)	(1,162)
Customer Deposits	2,649	2,704	(1,016)	(1,779)
Other Operating Liabilities ***	2,492	1,654	3,886	(679)
Cash Provided by Operating Activities	20,612	20,743	4,046	4,198
Cash Flows from Investing Activities:
Expenditures for Property and Equipment and Intangible Assets	(2,357)	(2,549)	(6,995)	(6,944)
Cash Provided by (Used In) Investing Activities	11,081	10,889	(7,730)	(7,679)
Cash Flows from Financing Activities:
Repayments of Notes Payable	(545)	(2,274)	—	(1,614)
Borrowings under Notes Payable	—	1,729	4,209	5,823
Borrowings under Capital Leases	—	49	**	**
Payments of Capital Lease Obligations	**	**	—	(49)
Cash Provided by (Used In) Financing Activities	(6,711)	(6,662)	5,772	5,723
Increase (Decrease) in Cash and Cash Equivalents	23,210	23,198	1,960	2,114
Cash and Cash Equivalents at Beginning of Period	**	**	36,186	36,174
Cash and Cash Equivalents at End of Period	36,186	36,174	38,146	38,288

*	The Company’s consolidated statements of operations for fiscal years 2006 and 2007 have been reclassified to reflect the results of operations of its CIS Technical Solutions division as discontinued operations.

**	The restatement described above did not result in a restatement of this line item in this fiscal year from the Company’s previously reported financial statements.

***	Prior year amounts have been conformed to current year presentation in the Consolidated Financial Statements.

FLOW INTERNATIONAL CORPORATION
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(In Thousands)

	Balance at	Charged to			Balance
	Beginning	Costs and			at End
Classification	of Period	Expenses	Other*	Deductions**	of Period
Year Ended April 30:
Allowance for Doubtful Accounts
2008	$2,915	$1,805	$110	$(1,463)	$3,367
2007 (restated, see Note 20)	$2,867	$1,142	$(24)	$(1,070)	$2,915
2006	$3,859	$104	$(293)	$(803)	$2,867

*	Fiscal year 2006 includes $241 related to Discontinued Operations

**	Write-offs of uncollectible accounts

	Balance at
	Beginning		Balance at
Classification	of Period	Net Change	End of Period
Year Ended April 30
Valuation Allowance on Deferred Tax Assets
2008	$26,013	$(17,119)	$8,894
2007 (restated, see Note 20)	$38,613	$(12,600)	$26,013
2006 (restated, see Note 20)	$34,846	$3,767	$38,613